Exhibit 3.13

ARTICLES OF INCORPORATION OF HED, INC.

The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled “Business Corporation Act,” and the several amendments thereto, and to that end does hereby set forth:

1.	The name of the corporation is HED, Inc.

2.	The period of duration of the corporation shall be perpetual.

3.	The purpose or purposes for which the corporation is organized are:

(a)	To engage generally in the business of manufacturing, buying and selling on credit or for cash personal property; to purchase, lease, hire or otherwise acquire, to own, use, hold, construct, sell, convey, lease or sublet, to mortgage, pledge or in any way dispose of or to collect rents for, supervise, manage, protect, store, repair, deliver, distribute, deal in and handle personal property of all kinds and any and all rights and interests therein, wheresoever situate, either for its own account or as agent, factor, sales representative, attorney-in-fact or broker for any individual or combination of individuals, partnership or firm,

(b)	To engage generally in the restaurant and drive-in restaurant business and to deal in goods and services incident or related thereto.

(c)	To engage generally in the real estate business; to purchase, lease, hire or otherwise acquire; to own, use, hold, improve, or develop; to sell, convey, exchange, lease or sublet; to mortgage, pledge, or in any way dispose of; or to collect rents for, supervise, manage, protect, deal in, and handle real estate and real estate improvements of all kinds, and any and all rights and interests therein, wheresoever situate, either for its own account, or as agent, factor, sales representative, attorney-in-fact, or broker for any individual or combination of individuals, partnership or firm.

(d)	To engage, either in its own name or as agent, broker, or factor of another, in any other lawful activity, including but not limited to: dealing, improving, repairing, storing, caring for, buying and selling all types of real and personal property; lending money, dealing in evidences of indebtedness and in all other types of securities; extracting and processing natural resources; transporting freight, passengers or messages by any means whatsoever, collecting and disseminating information and/or advertisements through any mediums whatsoever; performing personal services of any nature; and entering into or serving in any type of management, investigative, advisory, promotional, protective, fiduciary or representative capacity.

4. The corporation shall have authority to issue One Hundred Thousand shares of One Dollar ($1.00) par common stock.

5. The minimum amount of consideration with which the corporation shall commence business is Three Hundred Dollars ($300.00) in cash or property of equivalent value.

6. The address of the initial registered office of the corporation is 1233 North Church Street Extension, Rocky Mount, Nash County, North Carolina, and the name of the initial registered agent at such address is Hardee’s Food Systems, Inc.

7. The number of directors of the corporation may be fixed by the bylaws, but shall not be less than three.

The number of directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are:

Names	Addresses
Jack A. Laughery	150 Hunter Hill Road Rocky Mount, NC 27801

Richard F. Sherman	104 Candle Court Rocky Mount, NC 27801

Gene G. Arnold	1225 Cheshire Lane Rocky Mount, NC 27801

8. The name and address of the incorporator are:

Name	Address
V. Bruce Whitehead	309 Delane Drive Rocky Mount, NC 27801

9. In addition to the general powers granted corporations under the laws of the State of North Carolina, the corporation shall have full power and authority to act as guarantor, surety or fiduciary for any person, corporation or other legal entity, except as may be prohibited by law.

IN WITNESS WHEREOF, we have hereunto set our hands, this 16 day of October, 1979.

V. Bruce Whitehead

NORTH CAROLINA

NASH COUNTY

I, Doris P. Salter (Johnson), a Notary Public, do hereby certify that V. Bruce Whitehead personally appeared before me this day and duly acknowledged the due execution of the foregoing instrument.

Witness my hand and notarial seal this 16th day of October, 1979.

DORIS P. SALTER
Notary Public	Notary Public
Edgecombe County, N. C. (Seal)

My Commission expires: 4-14-81

1504/AC/HED

3